EXHIBIT 11

                            INDUSTRIAL HOLDINGS, INC.
                            EARNINGS (LOSS) PER SHARE
                  (thousands of dollars, except per share data)

                                             PRO FORMA    HISTORICAL
                                             SIX MONTHS    SIX MONTHS     PRO FORMA
                                               ENDED         ENDED       YEAR ENDED                   HISTORICAL YEAR ENDED
                                               JUNE 30       JUNE 30      DECEMBER 31                  DECEMBER 31
                                               -----     ---------------   --------   ---------------------------------------------
                                                1996     1996      1995      1995      1995     1994       1993      1992      1991
                                               -----     -----    ------    ------    ------    ------    ------    ------    -----
Weighted average
    common shares
       outstanding .......................     3,952     3,320     3,012     3,669     3,037     2,941     2,624     2,102      716

Common stock equivalents(1) ..............       446       548        68       159       113        89       205
                                               -----     -----    ------    ------    ------    ------    ------    ------    -----

Total common shares and
   common equivalent
   shares deemed to have a
   dilutive effect .......................     4,398     3,868     3,080     3,828     3,150     3,030     2,829     2,102      716
                                              ======    ======    ======    ======    ======    ======    ======    ======    =====

Net earnings (loss)
   available for common
   shareholders ..........................    $  776    $  556    $  354    $1,267    $  545    $   32    $  763    $  382    $(998)
                                              ======    ======    ======    ======    ======    ======    ======    ======    =====

Earnings (loss) per share ................    $  .18    $  .14    $  .12    $  .33    $  .17    $  .01    $  .27    $  .17   $(1.39)
                                              ======    ======    ======    ======    ======    ======    ======    ======    =====

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(1) Net effect of dilutive stock options and warrants, calculated using the treasury stock method using average market price. Fully diluted earnings per share is not presented since it is the same as primary earnings per share. The effect of convertible debt is anti-dilutive for all years presented.